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                                                                      Exhibit 23


                          INDEPENDENT AUDITORS' REPORT

Owners of
Bottling Group, LLC:

The audits referred to in our report dated January 28, 2003, included the related consolidated financial statement schedule as of December 28, 2002, and for each of the fiscal years in the three-year period ended December 28, 2002, incorporated in this Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ KPMG LLP


New York, New York
March 28, 2003